Exhibit 24(b)(11)(ii)



              Thirty South Seventeenth Street     Telephone 215 575 5000
              Philadelphia, PA  19103-4094


Price Waterhouse LLP


                     Report of Independent Accountants


August 7, 1997


To the Trustees and Shareholders of
Kiewit Mutual Fund

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Kiewit Money Market Portfolio, Kiewit Short-Term Government Portfolio, Kiewit Intermediate-Term Bond Portfolio, Kiewit Tax-Exempt Portfolio and Kiewit Equity Portfolio (five of the series constituting Kiewit Mutual Fund, hereafter referred to as the "Fund") at June 30, 1997, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended and the financial highlights for each of the two years in the period then ended and the financial highlights for each of the two years in the period then ended and the periods July 28, 1994, July 29, 1994, July 25, 1994, July 25, 1994, and January 5, 1995
(commencement of operations) through June 30, 1995 for the Kiewit Money Market Portfolio, Kiewit Short-Term Government Portfolio, Kiewit Intermediate-Term Bond Portfolio, Kiewit Tax-Exempt Portfolio and Kiewit Equity Portfolio, respectively, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at June 30, 1997 by correspondence with the custodian and brokers and, where appropriate, the application of alternative auditing procedures for unsettled security transactions, provide a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the financial statements taken as a whole. The financial highlights from December 6, 1994 to June 30, 1995 of each of the four portfolios appearing on pages 9 and 10 of the Class K Prospectus are required to be presented in the Fund's registration statement on Form N-1A and are not a required part of the basic financial statements. These financial highlights have been subjected to the auditing procedures applied to the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


/s/ Price Waterhouse LLP